EXHIBIT 99.1

Terra Tech Presentation Now Available for On-Demand Viewing

Company invites individual and institutional investors as well as advisors to log-on to VirtualInvestorConferences.com to view presentation

IRVINE, Calif., August 7, 2017 /PRNewswire/ --Terra Tech Corp. (OTCQX: TRTC) based in California, a vertically integrated cannabis-focused agriculture company, today announced that the August 3 presentation from CEO, Derek Peterson, is now available for on-demand viewing at VirtualInvestorConferences.com.

LINK:

https://tinyurl.com/0803postpr

Terra Tech’s presentation will be available 24/7 for 90 days. Investors and advisors may download shareholder materials from the “virtual trade booth” for the next three weeks.

Learn more about the event at www.VirtualInvestorConferences.com.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada. For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

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For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

Follow us on Instagram @socal_IVXX

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

About VirtualInvestorConferences.com Since 2010, VirtualInvestorConferences.com, created by BetterInvesting (NAIC) and PRNewswire, has been the only monthly virtual investor conference series that provides an interactive forum for presenting companies to meet directly with investors using a graphically-enhanced online platform.

Designed to replicate the look and feel of location-based investor conferences, Virtual Investor Conferences unites PR Newswire's leading-edge online conferencing and investor communications capabilities with BetterInvesting's extensive retail investor audience network.

CONTACTS

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

VirtualInvestorConferences.com

John Viglotti

VP, Investor Relations Products and Services

Cision / PR Newswire / MultiVu

+1.201.360.6767

john.viglotti@prnewswire.comv

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